EXHIBIT  11.1

COMPUTATION  OF  EARNINGS  PER  SHARE

                                                      Years  Ended  December  31,
                                        ---------------------------------------------------
                                                   1998                       1997
                                        --------------------------  -----------------------
                                           Basic        Diluted        Basic      Diluted
Numerator:
--------------------------------------
  Net income (loss)                     $(2,600,222)  $(2,600,222)  $1,284,856   $1,284,856
  less preferred dividends                  (97,857)      (97,857)     (58,333)         ---
                                        ------------  ------------  -----------  ----------

Income (loss)
Available to common stockholders        $(2,698,079)  $(2,698,079)  $1,226,523   $1,284,856
                                        ============  ============  ===========  ==========

Denominator:
--------------------------------------
  Weighted average shares outstanding     9,299,908     9,299,908    7,160,612    7,160,612
                                        ------------  ------------  -----------  ----------
  Effect of dilutive securities:
    Preferred stock                             ---           ---          ---      220,620
    Stock options and warrants                  ---           ---          ---      752,554
                                        ------------  ------------  -----------  ----------

Weighted average shares outstanding       9,299,908     9,299,908    7,160,612    8,133,786
                                        ============  ============  ===========  ==========

Earnings (loss) per share               $      (.29)  $      (.29)  $      .17   $      .16
                                        ============  ============  ===========  ==========

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